                                                                Exhibit 99(a)(i)



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 11-K

                         ------------------------------


               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 28, 1997

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------


                                JOHNSON & JOHNSON
                                  SAVINGS PLAN

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933


           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:
             Statements of Net Assets Available for Benefits, with Fund Information as of December 31, 1997 and 1996

             Statements of Changes in Net Assets Available for Benefits, with Fund Information for the years ended December 31, 1997 and 1996

         Notes to Financial Statements

         Supplemental Schedules:
           Schedule of Assets Held For Investment Purposes at December 31, 1997

           Schedule of Reportable Transactions for the year ended December 31, 1997

           Schedule of Nonexempt Transactions for the year ended December 31, 1997


Consent of Coopers & Lybrand L.L.P., dated June 25, 1998


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         JOHNSON & JOHNSON SAVINGS PLAN



                                         By: /s/ R.J. Darretta
                                            ------------------------------------
                                             R. J. Darretta
                                             Chairman, Pension Committee
June 25, 1998

                         JOHNSON & JOHNSON SAVINGS PLAN
                                   -----------



                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES

                          as of and for the years ended
                           December 31, 1997 and 1996

                         JOHNSON & JOHNSON SAVINGS PLAN
                                      INDEX




         Report of Independent Accountants                                     2

         Financial Statements:
              Statements of Net Assets Available for Benefits, with
              Fund Information as of December 31, 1997 and 1996              3-4

              Statements of Changes in Net Assets Available for
              Benefits, with Fund Information for the years ended
              December 31, 1997 and 1996                                     5-6

         Notes to Financial Statements                                      7-16

         Supplemental Schedules:
              Item 27a - Schedule of Assets Held For Investment Purposes
              at December 31, 1997                                         17-18

              Item 27d - Schedule of Reportable Transactions for
              the year ended December 31, 1997                                19

              Item 27e - Schedule of  Nonexempt Transactions for
              the year ended December 31, 1997                                20

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Pension and Benefits Committees of
Johnson & Johnson

We have audited the accompanying statements of net assets available for benefits of the Johnson & Johnson Savings Plan (the "Savings Plan") as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Savings Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan as of December 31, 1997 and 1996 and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Savings Plan's management. The Fund Information in the statements of net assets available for benefits and the related statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the statements of net assets available for benefits and statements of changes in net assets available for benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



Parsippany, New Jersey
June 5, 1998

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1997




                                                                                 PARTICIPANT DIRECTED
                                                ------------------------------------------------------------------------------
                                                                  Fixed        Intermediate
                                                USGS Fund     Interest Fund     Bond Fund     Balanced Fund     J&J Stock Fund
                                                ---------     -------------     ---------     -------------     --------------

ASSETS:

Deposits in Group Annuity Contracts (Note 2)                   $618,816,847

Investments at Fair Value (Notes 2 and 6)                                                                        $863,403,779

Investments in Master Trust (Notes 2 and 6)     $22,798,607                    $21,239,435    $113,720,679

Accrued Dividends and Interest Receivable           109,788       2,936,334                                             6,689

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants
                                                -----------    ------------    -----------    ------------       ------------

    Total Assets                                $22,908,395    $621,753,181    $21,239,435    $113,720,679       $863,410,468
                                                -----------    ------------    -----------    ------------       ------------


LIABILITIES

Accrued Expenses                                     $7,554         $47,213         $1,613          $8,551            $65,789

Accrued Interest

Long-Term Note Payable to J&J
                                                -----------    ------------    -----------    ------------       ------------


    Total Liabilities                                $7,554         $47,213         $1,613          $8,551            $65,789
                                                -----------    ------------    -----------    ------------       ------------

Net Assets Available for Benefits               $22,900,841    $621,705,968    $21,237,822    $113,712,128       $863,344,679
                                                ===========    ============    ===========    ============       ============




                                                    PARTICIPANT
                                                     DIRECTED                        Employee Stock Ownership
                                                   ------------                          Plan Trust Fund
                                                    Diversified                     --------------------------           Total
                                                    Equity Fund      Loan Fund      Allocated      Unallocated        Savings Plan
                                                    -----------      ---------      ---------      -----------        ------------

ASSETS:

Deposits in Group Annuity Contracts (Note 2)                                                                          $618,816,847

Investments at Fair Value (Notes 2 and 6)                                         $185,020,811     $205,169,746      1,253,594,336

Investments in Master Trust (Notes 2 and 6)       $552,371,482                                                         710,130,203

Accrued Dividends and Interest Receivable                            $39,604            11,490           11,832          3,115,737

Due from Johnson & Johnson                                                                            6,993,782          6,993,782

Assets Designated for Transfer (Note 2)                                             22,719,748      (22,719,748)

Hardship Loans to Participants                                     7,285,354                                             7,285,354
                                                  ------------    ----------      ------------     ------------     --------------

    Total Assets                                  $552,371,482    $7,324,958      $207,752,049     $189,455,612     $2,599,936,259
                                                  ------------    ----------      ------------     ------------     --------------


LIABILITIES

Accrued Expenses                                       308,705                                                            $439,425

Accrued Interest                                                                                     $4,739,412          4,739,412

Long-Term Note Payable to J&J                                                                        60,183,026         60,183,026
                                                  ------------    ----------      ------------     ------------     --------------

    Total Liabilities                                 $308,705    $               $                 $64,922,438        $65,361,863
                                                  ------------    ----------      ------------     ------------     --------------

Net Assets Available for Benefits                 $552,062,777    $7,324,958      $207,752,049     $124,533,174     $2,534,574,396
                                                  ============    ==========      ============     ============     ==============



                        See Notes to Financial Statements
                                        3

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1996




                                                                                 PARTICIPANT DIRECTED
                                                   ---------------------------------------------------------------------------------
                                                                       Fixed        Intermediate
                                                    USGS Fund      Interest Fund      Bond Fund      Balanced Fund    J&J Stock Fund
ASSETS:

Deposits in Group Annuity Contracts (Note 2)                        $610,823,219

Investments at Fair Value (Notes 2 and 6)                                                                              $607,192,136

Investments in Master Trust (Notes 2 and 6)        $17,256,196                      $16,738,962       $76,500,266

Accrued Dividends and Interest Receivable               80,446         2,851,698                                              7,966

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants
                                                   -----------      ------------    -----------       -----------      ------------

    Total Assets                                   $17,336,642      $613,674,917    $16,738,962       $76,500,266      $607,200,102
                                                   -----------      ------------    -----------       -----------      ------------

LIABILITIES

Accrued Expenses                                        $1,997           $72,108         $1,798            $9,188           $71,309

Accrued Interest

Long-Term Note Payable to J&J
                                                   -----------      ------------    -----------       -----------      ------------


    Total Liabilities                                   $1,997           $72,108         $1,798            $9,188           $71,309
                                                   -----------      ------------    -----------       -----------      ------------

Net Assets Available for Benefits                  $17,334,645      $613,602,809    $16,737,164       $76,491,078      $607,128,793
                                                   ===========      ============    ===========       ===========      ============


                                                    PARTICIPANT
                                                     DIRECTED                             Employee Stock Ownership
                                                    -----------                               Plan Trust Fund
                                                    Diversified                           -------------------------         Total
                                                    Equity Fund         Loan Fund         Allocated     Unallocated     Savings Plan
                                                    -----------         ---------         ---------     -----------     ------------
ASSETS:

Deposits in Group Annuity Contracts (Note 2)                                                                            $610,823,219

Investments at Fair Value (Notes 2 and 6)                                               $123,998,633   $180,197,654      911,388,423

Investments in Master Trust (Notes 2 and 6)        $368,472,950                                                          478,968,374

Accrued Dividends and Interest Receivable                                 $8,703               8,127         11,127        2,968,067

Due from Johnson & Johnson                                                                                7,927,197        7,927,197

Assets Designated for Transfer (Note 2)                                                   17,933,605    (17,933,605)

Hardship Loans to Participants                                         5,254,804                                           5,254,804
                                                   ------------       ----------        ------------    -----------   --------------

    Total Assets                                   $368,472,950       $5,263,507        $141,940,365   $170,202,373   $2,017,330,084
                                                   ------------       ----------        ------------    -----------   --------------


LIABILITIES

Accrued Expenses                                       $243,228                                                             $399,628

Accrued Interest                                                                                         $5,243,161        5,243,161

Long-Term Note Payable to J&J                                                                            66,579,822       66,579,822
                                                   ------------       ----------        ------------    -----------   --------------

    Total Liabilities                                  $243,228       $                 $               $71,822,983      $72,222,611
                                                   ------------       ----------        ------------    -----------   --------------

Net Assets Available for Benefits                  $368,229,722       $5,263,507        $141,940,365    $98,379,390   $1,945,107,473
                                                   ============       ==========        ============    ===========   ==============


                        See Notes to Financial Statements
                                        4

                         JOHNSON & JOHNSON SAVINGS PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1997



                                                                                        PARTICIPANT DIRECTED
                                               ------------------------------------------------------------------------
                                                               Fixed        Intermediate
                                                USGS Fund   Interest Fund     Bond Fund   Balanced Fund  J&J Stock Fund
                                                ---------   -------------     ---------   -------------  --------------
Employee Contributions (Note 3)               $ 1,587,946    $ 24,359,500    $ 2,923,806    $12,382,348    $ 49,870,192

Employer Contributions (Notes 3 and 9)            441,620       7,810,225        756,321      3,424,156      14,560,769

Interest                                        1,233,400      42,326,583      1,275,752      2,815,794          95,494

Dividends                                                                                                    10,720,471
                                              -----------    ------------    -----------   ------------    ------------
                                                3,262,966      74,496,308      4,955,879     18,622,298      75,246,926

Additions to (Deductions From) Net Assets:

Cordis Transfer-In (Note 1)                     7,931,904       1,049,127        693,369      3,045,445      12,418,643

Menlo Care Transfer-In (Note 1)                   244,487          70,076         54,188        172,298         180,472

Payments to Participants (Note 4)              (3,113,513)    (32,375,500)      (987,355)    (3,699,437)    (35,963,105)

Change in Unrealized Net Appreciation
   of Investments                                                                185,025      2,943,813     172,408,761

Realized Net Gain on Sale of Investments                                         267,240      9,774,931      27,728,168

Interest Expense

Administrative Expenses                           (21,462)       (490,367)       (57,967)      (450,213)       (553,079)

Assets Transferred (Note 2)                    (2,738,186)    (34,646,485)      (609,721)     6,811,915       4,749,100
                                              -----------    ------------    -----------   ------------    ------------

Net Increase                                    5,566,196       8,103,159      4,500,658     37,221,050     256,215,886

Net Assets Available for Benefits,
Beginning of Year                              17,334,645     613,602,809     16,737,164     76,491,078     607,128,793
                                              -----------    ------------    -----------   ------------    ------------

Net Assets Available for Benefits,
End of Year                                   $22,900,841    $621,705,968    $21,237,822   $113,712,128    $863,344,679
                                              ===========    ============    ===========   ============    ============


                                                   PARTICIPANT
                                                    DIRECTED                    Employee Stock Ownership
                                                   -----------                      Plan Trust Fund
                                                   Diversified                  ------------------------         Total
                                                   Equity Fund     Loan Fund    Allocated    Unallocated     Savings Plan
                                                   -----------     ---------    ---------    -----------     ------------
Employee Contributions (Note 3)                   $ 32,332,066                                               $123,455,858

Employer Contributions (Notes 3 and 9)               9,354,640                                $6,993,782       43,341,513

Interest                                                         $  721,709     $  77,543         85,759       48,632,034

Dividends                                            6,903,774                    587,252      4,407,672       22,619,169
                                                  ------------   ----------  ------------   ------------   --------------
                                                    48,590,480      721,709       664,795     11,487,213      238,048,574

Additions to (Deductions From) Net Assets:

Cordis Transfer-In (Note 1)                          9,267,835    2,435,281                                    36,841,604

Menlo Care Transfer-In (Note 1)                        196,912          806                                       919,239

Payments to Participants (Note 4)                  (17,964,449)  (1,096,345)   (5,596,151)                   (100,795,855)

Change in Unrealized Net Appreciation
   of Investments                                   47,183,005                 54,780,550     32,129,331      309,630,485

Realized Net Gain on Sale of Investments            71,310,358                  4,148,349                     113,229,046

Interest Expense                                                                              (5,488,436)      (5,488,436)

Administrative Expenses                             (1,344,646)                                                (2,917,734)

Assets Transferred (Note 2)                         26,593,560                 11,814,141    (11,974,324)
                                                  ------------   ----------  ------------   ------------   --------------

Net Increase                                       183,833,055    2,061,451    65,811,684     26,153,784      589,466,923

Net Assets Available for Benefits,
Beginning of Year                                  368,229,722    5,263,507   141,940,365     98,379,390    1,945,107,473
                                                  ------------   ----------  ------------   ------------   --------------

Net Assets Available for Benefits,
End of Year                                       $552,062,777   $7,324,958  $207,752,049   $124,533,174   $2,534,574,396
                                                  ============   ==========  ============   ============   ==============


                        See Notes to Financial Statements
                                        5

                        JOHNSON & JOHNSON SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                     For The Year Ended December 31, 1996


                                                                                        PARTICIPANT DIRECTED
                                                -----------------------------------------------------------------------
                                                               Fixed        Intermediate
                                                USGS Fund   Interest Fund     Bond Fund   Balanced Fund  J&J Stock Fund
                                                ---------   -------------     ---------   -------------  --------------
Employee Contributions (Note 3)               $ 1,279,645    $ 26,445,632    $ 2,140,977   $  8,866,474    $ 33,954,707

Employer Contributions (Notes 3 and 9)            414,888       8,798,272        659,365      2,659,125      11,433,727

Interest                                          891,759      39,992,993      1,073,776      1,960,085          84,875

Dividends                                                                                                     8,274,786
                                              -----------    ------------    -----------    -----------    ------------
                                                2,586,292      75,236,897      3,874,118     13,485,684      53,748,095


Additions to (Deductions From) Net Assets:

Neutrogena Transfer-In (Note 1)                 8,683,362       2,491,438      1,292,468      3,528,162       7,372,567

Payments to Participants (Note 4)              (1,406,944)    (28,775,430)      (439,889)    (1,431,683)    (20,755,596)

Change in Unrealized Net Appreciation                                           (205,640)       856,938      69,484,774
   of Investments

Realized Net Gain on Sale of Investments                                         108,566      5,830,619      14,213,619

Interest Expense

Administrative Expenses                           (11,541)       (445,379)       (47,884)      (387,583)       (453,565)

Assets Transferred (Note 2)                    (2,676,000)    (45,659,700)       178,000      5,370,200      43,063,776
                                              -----------    ------------    -----------    -----------    ------------

Net Increase                                    7,175,169       2,847,826      4,759,739     27,252,337     166,673,670

Net Assets Available for Benefits,
Beginning of Year                              10,159,476     610,754,983     11,977,425     49,238,741     440,455,123
                                              -----------    ------------    -----------    -----------    ------------

Net Assets Available for Benefits,
End of Year                                   $17,334,645    $613,602,809    $16,737,164    $76,491,078    $607,128,793
                                              ===========    ============    ===========    ===========    ============

                                                   PARTICIPANT
                                                    DIRECTED                 Employee Stock Ownership
                                                   -----------                   Plan Trust Fund
                                                   Diversified                ------------------------          Total
                                                   Equity Fund    Loan Fund   Allocated    Unallocated       Savings Plan
                                                   -----------    ---------   ---------    -----------       ------------
Employee Contributions (Note 3)                   $ 23,528,986                                                $96,216,421

Employer Contributions (Notes 3 and 9)               7,344,508                             $ 7,927,197         39,237,082

Interest                                                         $  380,160  $     53,865       79,114         44,516,627

Dividends                                            5,815,579                    560,967    3,822,612         18,473,944
                                                  ------------   ----------  ------------  -----------     --------------
                                                    36,689,073      380,160       614,832   11,828,923        198,444,074


Additions to (Deductions From) Net Assets:

Neutrogena Transfer-In (Note 1)                      4,133,147    1,714,658                                    29,215,802

Payments to Participants (Note 4)                   (9,974,627)     136,711    (3,550,659)                    (66,198,117)

Change in Unrealized Net Appreciation               30,981,029                 28,930,038   14,994,135        145,041,274
   of Investments

Realized Net Gain on Sale of Investments            31,380,998                  2,401,469                      53,935,271

Interest Expense                                                                            (6,061,565)        (6,061,565)

Administrative Expenses                             (1,120,445)                                                (2,466,397)

Assets Transferred (Note 2)                           (236,900)                 7,554,460   (7,593,836)
                                                  ------------   ----------  ------------  -----------     --------------

Net Increase                                        91,852,275    2,231,529    35,950,140   13,167,657        351,910,342

Net Assets Available for Benefits,
Beginning of Year                                  276,377,447    3,031,978   105,990,225   85,211,733      1,593,197,131
                                                  ------------   ----------  ------------  -----------     --------------

Net Assets Available for Benefits,
End of Year                                       $368,229,722   $5,263,507  $141,940,365  $98,379,390     $1,945,107,473
                                                  ============   ==========  ============  ===========     ==============


                        See Notes to Financial Statements
                                        6

                         JOHNSON & JOHNSON SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

     1.  Organization:

         The Johnson & Johnson Savings Plan (the "Plan" - a defined contribution plan) was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson (the "Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in two Master Trust accounts ("Johnson & Johnson Savings Plan Trust" and "Johnson & Johnson Pension Trust Fund") and transactions therein are executed by the trustee, Bankers Trust Company. The Johnson & Johnson Savings Plan Trust and the Johnson & Johnson Pension Trust Fund are allocated based upon the total of each individual participant's share of the Johnson & Johnson Savings Plan Trust and the Johnson & Johnson Pension Trust Fund.

         Effective January 1, 1991, the Company implemented an Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is a leveraged employee stock ownership plan and is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESOP is used to fund an additional 25% match of employee contributions ("ESOP contribution").

         Initial funding for the ESOP was made through an advance from Johnson & Johnson of $100 million, which was used to purchase 1,554,800 shares of J&J common stock on the open market (which equates to 6,219,200 shares when adjusted for subsequent stock splits). Of these shares which were adjusted for subsequent stock splits, 3,066,758 (adjusted for stock split) remain unallocated. These shares are allocated to Plan participants under a formula set forth in the note agreement. Accordingly, the financial statements of the Plan for the years 1997 and 1996 present separately the assets and liabilities and changes therein pertaining to:

             (a) the accounts of employees with vested rights in allocated stock (Allocated) and

             (b) stock not yet allocated to employees (Unallocated).

         Each participant is entitled to exercise voting rights attributable to the shares allocated to their account.

         On April 2, 1997 and October 1, 1997 the assets of the Cordis Corp. Tax Sheltered Investment Plan and the Menlo Care 401(k) Retirement Plan, respectively, were transferred into the Johnson & Johnson Savings Plan. On April 1, 1996, the assets of the Neutrogena Corporation 401(k) Profit Sharing Plan were transferred into the Johnson & Johnson Savings Plan.



                                    Continued
                                        7

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.       Summary of Significant Accounting Policies:

         Valuation of Investments:

         Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by the Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

         The investments in the U.S. Government Securities, Fixed Interest, and Diversified Equity funds represent the Plan's share of assets in the Johnson & Johnson Savings Plan Trust ("Savings Plan Trust"). The U.S. Government Securities Fund ("U.S.G.S. Fund") consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates the market. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.

         The average yield of the Fixed Income Fund was approximately 7.09 percent for 1997 and 6.78 percent for 1996. The crediting interest rate of the Fixed Income Fund was approximately 7.33 percent for 1997 and
         7.09 percent for 1996. The difference between the average yield and crediting interest rate is due to administrative charges paid by the Plan. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero.

         Equity investments and corporate obligations in the Diversified Equity Fund, managed by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

         The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The investment in these funds represents the Plan's share of the assets in the Johnson & Johnson Pension Trust Fund ("Pension Trust Fund"). These investments are stated at fair value. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.       Summary of Significant Accounting Policies, (Continued):

         Participant loans are valued at cost, which approximates fair value.

         Temporary cash investments are stated at redemption value which approximates fair value.

         Transfers:

         Transfers among funds, which are made at the participant's election, have been presented as assets transferred. With respect to the ESOP, transfers represent shares allocated to the participants.

         Use of Estimates:

         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         Risks and Uncertainties:

         The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

         Other:
         Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method.

         Administrative charges are allocated monthly based on the quarterly percentage of assets in each of the six investment funds. All third party administrative expenses are paid by the Plan, except costs of entering new investment vehicles which are paid primarily by Johnson & Johnson.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.       Contributions:

         Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary plus 50 percent of eligible commissions in combinations of pre- and post-tax contributions. Pre-tax contributions may not exceed the smaller of 16% of their base salary including 50 percent of eligible commissions or $9,500 in 1997 and 10% of base salary including 50 percent of eligible commissions or $9,500 in 1996. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the employee's base salary and 50 percent of eligible commissions.

         Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the six investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the unallocated portion of the ESOP each February following the payment of the loan (see note 9), in accordance with the ESOP Trust Agreement. Shares released, in accordance with the ESOP note agreement, may be more or less than shares earned by participants. In the accompanying statements of net assets available for benefits, shares earned by participants in excess of those allocated have been reflected in the accompanying financial statements as assets designated for transfer.

         The number of participants invested in each fund at December 31, 1997 and 1996 was:

                                                                           1997             1996
                                                                          ------           ------
                      U.S. Government Securities Fund                      2,600            2,222
                      Fixed Interest Fund                                 18,321           19,253
                      Intermediate Bond Fund                               3,404            2,813
                      Balanced Fund                                        8,729            6,668
                      Johnson & Johnson Stock Fund                        24,368           20,982
                      Employee Stock Ownership Plan                       31,759           28,829
                      Diversified Equity Fund                             18,895           15,273

         Participants may elect to invest in more than one fund and can change investment direction once every three months. A total of 35,136 and 32,064 active and former employees had investments in the Plan for 1997 and 1996, respectively.

4.       Participant Accounts and Benefits:

         All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant earnings or account balance, as defined.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

4.       Participant Accounts and Benefits (continued):

         Participants are allowed to withdraw their after-tax contributions and earnings thereon, at any time. Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

5.       Loans to Participants:

         Participants may borrow up to a maximum of 50% of their account balance or $50,000, whichever is less. Loans bear a market rate of interest plus 1% and are repayable within five years. Loans are secured by the balance in the participant accounts.

6.       Investments:

         Investments held by the Plan as of December 31, 1997 are summarized as follows:

                                               Johnson & Johnson         Employee Stock Ownership
                                                  Stock Fund                  Plan Trust Fund                    Combined
                                            Fair Value       Cost         Fair Value        Cost         Fair Value         Cost
                                            ----------       ----         ----------        ----         ----------         ----
         Johnson & Johnson Common Stock    $863,403,725  $406,920,306    $384,941,911  $93,741,626    $1,248,345,636  $500,661,932

         Temporary Cash Investments                  54            54       5,248,646    5,248,646         5,248,700     5,248,700
                                           ------------  ------------    ------------  -----------    --------------  ------------

                                           $863,403,779  $406,920,360    $390,190,557  $98,990,272    $1,253,594,336  $505,910,632
                                           ============  ============    ============  ===========    ==============  ============


         The investments in the U.S.G.S., Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.5% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

         Description                                Fair Value          Cost
         -----------                                ----------          ----
USGS Fund:
     U.S. Government Securities - Short Term$        23,731,721       $23,731,721
     Other*                                             114,306           114,306

Fixed Interest Fund:
     Deposits in Group Annuity Contracts            620,414,165       620,414,165
     Other*                                           2,943,913         2,943,913

Diversified Equity Fund:
     Common Stocks                                  554,290,739       406,787,164
     Other*                                           1,156,321        1, 156,321
                                                 --------------    --------------
                                                 $1,202,651,165    $1,055,147,590
                                                 ==============    ==============


              * Other consists of interest and/or dividends receivable.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



6.       Investments, (continued):

         The investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 5.2% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

           Description                         Fair Value          Cost
           -----------                         ----------          ----
U.S. Government Securities - Short Term$    $  153,543,208    $  151,120,429

Corporate Bonds & Notes - Short Term           123,628,255       120,714,183

U.S. Government Securities - Long Term          50,059,407        48,244,801

Corporate Bonds & Notes - Long Term             95,958,893        93,166,648

Common Stocks:
    Johnson & Johnson                          354,881,800        28,297,086
    Other                                    1,513,081,721     1,298,698,029

Preferred Stocks                                25,792,091        21,845,779

Commingled Investment Funds                    174,986,840       167,925,592

Temporary Investments                          107,202,377       105,645,805

Other                                           15,262,481        15,304,755
                                            --------------    --------------

                                            $2,614,397,073    $2,050,963,107
                                            ==============    ==============


         Investments held by the Plan as of December 31, 1996 are summarized as follows:

                                      Johnson & Johnson               Employee Stock Ownership
                                         Stock Fund                       Plan Trust Fund                        Combined
                                   Fair Value         Cost           Fair Value          Cost          Fair Value          Cost
                                   ----------         ----           ----------          ----          ----------          ----
 Johnson & Johnson Common Stock   $606,592,091    $322,517,433      $299,640,157    $ 95,349,753      $906,232,248     $417,867,186

 Temporary Cash Investments            600,045         600,045         4,556,130       4,556,130         5,156,175        5,156,175
                                  ------------    ------------      ------------     -----------      ------------     ------------
                                  $607,192,136    $323,117,478      $304,196,287     $99,905,883      $911,388,423     $423,023,361
                                  ============    ============      ============     ===========      ============     ============

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


6.   Investments (continued):

     As of December 31, 1996, the investments in the U.S.G.S., Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.6% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

         Description                              Fair Value           Cost
         -----------                              ----------           ----
USGS Fund:
     U.S. Government Securities - Short Term    $   18,055,692    $   18,055,692
     Other*                                             84,130            84,130

Fixed Interest Fund:
     Deposits in Group Annuity Contracts           612,131,658       612,131,658
     Other*                                          2,857,861         2,857,861

Diversified Equity Fund:
     Common Stocks                                 369,796,552       269,727,282
     Other*                                            623,223           623,223
                                                --------------    --------------
                                                $1,003,549,116    $  903,479,846
                                                ==============    ==============

              * Other consists of interest and/or dividends receivable.


         As of December 31, 1996, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 4.0% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Pension Trust Fund on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

               Description                                Fair Value            Cost
               -----------                                ----------            ----

U.S. Government Securities - Short Term                 $  124,077,332    $  123,558,511
Corporate Bonds & Notes - Short Term                       110,805,867       107,215,671
U.S. Government Securities - Long Term                      84,840,192        83,710,301
Corporate Bonds & Notes - Long Term                         77,639,128        74,595,639
Common Stocks:
    Johnson & Johnson                                      268,013,200        28,297,086
    Other                                                1,373,444,680     1,132,227,680

Preferred Stocks                                            26,114,435        22,892,065
Commingled Investment Funds                                144,610,428       147,328,704
Temporary Investments                                       77,313,091        76,497,143
Other                                                       58,720,153        58,735,628
                                                        --------------    --------------
                                                        $2,345,578,506    $1,855,058,428
                                                        ==============    ==============


                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.       Investments, (continued):


         Realized gains on investments sold and distributed during the years ended December 31, 1997 and 1996 are summarized as follows:

                   J&J Stock Fund                      Diversified Equity Fund          Employee Stock Ownership Plan Fund
        Book Value    Proceeds      Gain       Book Value      Proceeds        Gain     Book Value    Proceeds     Gain
        ----------    --------      ----       ----------      --------        ----     ----------    --------     ----
1997   $33,353,446  $61,081,614  $27,728,168  $435,908,633   $507,218,991  $71,310,358  $3,409,578  $7,557,927  $4,148,349
1996    41,810,530   56,024,149   14,213,619   205,781,943    237,162,941   31,380,998   1,222,499   3,623,968   2,401,469



              Intermediate Bond Fund                         Balanced Fund
        Book Value    Proceeds       Gain          Book Value     Proceeds       Gain
        ----------    --------       ----          ----------     --------       ----
1997   $15,772,029  $16,039,269    $267,240      $108,450,137  $118,225,068   $9,774,931
1996    18,254,334   18,362,900     108,566        72,418,029    78,248,648    5,830,619

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

7.  Tax Status:

     The Internal Revenue Service has determined and informed the Company by a letter dated April 25, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

8.  Termination Priorities:

    The Company has the right to terminate the Plan at any time, and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

9.  Indebtedness

    In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. The Company is obligated to make contributions in cash to the ESOP which, when aggregated with the ESOP's dividends and interest earnings, equal the amount necessary to enable the ESOP to make its regularly scheduled payments of principal and interest due on the term loan.

    Aggregate maturities for the next five years are as follows:

                 1998            $ 6,658,750
                 1999              6,955,528
                 2000              7,289,791
                 2001              7,664,462
                 2002              8,082,746
                 Thereafter       23,531,749
                                  ----------
                                 $60,183,026
                                 ===========

     In the event of Plan termination or of termination of the employee stock ownership portion of the Plan, any unallocated shares shall be sold to the Company or on the open market. The proceeds of such sale shall be used to satisfy the outstanding principal and interest. The Company has no rights against shares once they are allocated under the ESOP.

10.  Concentrations of Credit Risk

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued



10.  Concentrations of Credit Risk, (Continued):

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.


11.  Reconciliation of Financial Statements to Form 5500:

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                        December 31,         December 31,
                                                            1997                 1996
                                                            ----                 ----
Net Assets Available for Benefits                      $ 2,534,574,396     $ 1,945,107,473
  Per the Financial Statements
Amounts Allocated to Withdrawing Participants               (6,758,039)         (5,390,992)
                                                       ---------------     ---------------
Net Assets Available for Benefits Per the Form 5500    $ 2,527,816,357     $ 1,939,716,481
                                                       ===============     ===============


                                                               Year Ended        Year Ended
                                                               December 31,      December 31,
                                                                   1997              1996
                                                                   ----              ----
Benefits Paid to Participants Per the Financial Statements    $ 100,795,855     $  66,198,117

Add: Amounts Allocated to Withdrawing Participants at
      December 31, 1997 and 1996                                  6,758,039         5,390,992

Less: Amounts Allocated to Withdrawing Participants
      at December 31, 1996 and 1995                              (5,390,992)       (4,368,400)
                                                              -------------     -------------

Benefits Paid to Participants Per the Form 5500               $ 102,162,902     $  67,220,709
                                                              =============     =============

       Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1997 and 1996 but not yet paid as of that date.

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1997


FACE AMOUNT
OR SHARES         ISSUES                                             COST                       FAIR VALUE
                  J&J STOCK FUND

                  Common Stock

13,075,733 shs.   Johnson & Johnson                                 $406,920,306              $863,403,725

                  Temporary Investments

  $54             BT Pyramid Directed
                  Account Cash Fund                                           54                        54
                                                                   -------------             -------------

                  Total J&J Stock Fund                              $406,920,360              $863,403,779
                                                                   =============             =============


                  EMPLOYEE STOCK OWNERSHIP PLAN TRUST FUND

                  Common Stock

5,829,715 shs.    Johnson & Johnson                                  $93,741,817              $384,941,911


                  Temporary Investment

$5,248,646        BT Pyramid Directed
                  Account Cash Fund                                    5,248,646                 5,248,646
                                                                   -------------             -------------


                      Total ESOP Trust Fund                          $98,990,463              $390,190,557
                                                                     ===========              ============

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1997


FACE AMOUNT           ISSUES                                                FAIR VALUE
                  Loan Fund

$7,285,354        Loans to Participants
                  (Fixed Interest rate based on the prime
                  lending rate plus one percentage
                  point.   The repayment period is
                  from one to five years.)                                   $7,285,354

    39,604        Interest Receivable                                            39,604
                                                                             ----------

                  Total Loan Fund                                            $7,324,958
                                                                             ==========

                                                           Supplemental Schedule



                         JOHNSON & JOHNSON SAVINGS PLAN
                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997




                                                         DISPOSED                                              ACQUIRED
                                        ------------------------------------------------------- ---------------------------------
SECURITY/PARTY                                                                           GAIN/
DESCRIPTION                             SALES             COSTS           PROCEEDS       (LOSS)    PURCHASES                COSTS
                                        -----             -----           --------       ------    ---------                -----
                                 (# of Transactions)                                               (# of Transactions)
SERIES OF TRANSACTIONS:

     BT Pyramid Directed
     Account-Cash Fund                   (a)           $77,178,307      $77,178,307         0            (a)             $75,894,546

     Johnson & Johnson
     Common Stock                                                                                        171             $65,076,286


(a) Trustee is unable to provide detailed information on the number of transactions.

                                                           Supplemental Schedule



                         JOHNSON & JOHNSON SAVINGS PLAN
                  ITEM 27e - SCHEDULE OF NONEXEMPT TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997



                                                 PURCHASES                                        SALES
                                                 ---------                                        -----

NAME                           AFFILIATION                     COST                 SALES PRICE            GAIN
----                           -----------                     ----                 -----------            ----
Johnson & Johnson
Common Stock                   Plan Administrator           $65,076,286                 $ -                $ -

                       COOPERS & LYBRAND L.L.P. LETTERHEAD
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Johnson & Johnson Savings Plan on Form S-8 (File No. 02-77153 and 33-40295) of our report dated June 5, 1998, on our audits of the financial statements and financial statement schedules of Johnson and Johnson Savings Plan as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, which report is included in the Form 11-K.

                                                        COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
June 26, 1998